Exhibit 10.30


                            THE WARWICK SAVINGS BANK
                          OUTSIDE DIRECTORS' STOCK PLAN


1. PURPOSE OF THE PLAN. The purpose of the Outside Directors' Stock Plan ("Plan") is to promote the growth and profitability of The Warwick Savings Bank ("Bank") and Warwick Community Bancorp, Inc. ("Company") by providing a program pursuant to which outside directors of the Bank may be compensated for their services on the Bank's Board of Directors ("Board"), as well as their services to the Company, in shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), thereby increasing each outside director's equity interest in the Company and further aligning the outside directors' interests with those of the Company's shareholders.

2. OPERATION OF THE PLAN. In December of each year, the Chairman will determine, and recommend for approval by the Board, the rate of annual retainer to be paid to each outside director for service on the Board for the next succeeding calendar year if such retainer is to be paid in shares of Common Stock and the rate of annual retainer if such retainer is to be paid in cash. Unless an election is made pursuant to paragraph 3 below, each outside director will be paid the annual retainer in shares of Common Stock. Such payment will be made in four equal installments, on or about the last business day of each calendar quarter. The number of shares to be received by each outside director on each payment date shall be determined by dividing the rate of annual retainer by the closing price for a share of Common Stock on the first trading day of the calendar year and then dividing such number by four and rounding to the nearest whole number. Thus, for example, if rate of annual retainer for the 2001 calendar year is $12,000, each outside director will be entitled to a distribution of 223 shares on each of March 30, 2001, June 29, 2001, September 28, 2001 and December 31, 2001, based on a closing price per share of $13.44 as of January 2, 2001.

3. ELECTION TO RECEIVE CASH IN LIEU OF COMMON STOCK. Any outside director may make an election, in writing, to receive his or her annual retainer for any calendar year in cash rather than shares of Common Stock at the rate of annual retainer determined by the Board for such year, which cash retainer shall be paid in four equal installments, on or about the last business day of each calendar quarter. Such election must be in writing and may only be made during the first window period of each calendar year. Elections received by the Bank during such window period will be effective only for the calendar year in which such window period occurs and may not be revoked or modified at any time during that calendar year.

4. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Corporate Secretary of the Bank.

5. PROCEDURE FOR PAYMENT OF SHARES. On the last business day of each calendar quarter, the Company shall cause the number of shares payable to each outside director pursuant to paragraph 1 above to be purchased for the account of each outside director who has not made an election pursuant to paragraph 3 above. All transaction costs incurred in connection with such purchases shall be borne by the Company. Alternatively, the Company may issue the required number of shares to each outside director from the Company's treasury; PROVIDED, HOWEVER, that the Company will not issue any shares from its treasury unless there is an effective registration statement in effect for such shares.




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6. DIVIDENDS AND VOTING RIGHTS. Following the distribution of shares of Common
Stock to each outside director under the Plan, the outside director shall be the record owner of such Common Stock, entitled to all ownership rights and privileges, including but not limited to, dividend and voting rights.

7. TAXES. Each outside director shall be solely responsible for the payment of any or all income or self-employment withholding taxes associated with the distribution of shares of Common Stock or cash to an outside director under the Plan.

8. AMENDMENT AND TERMINATION. The Plan may be terminated or amended, in whole or in part, by the Bank at any time.

9. STATUS AS AN EMPLOYEE BENEFIT PLAN. The Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Internal Revenue Code 1986, as amended, or to satisfy the definitional requirements for an "employee benefit plan" under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") . It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan shall be construed and administered so as to effectuate this intent.

10. NO RIGHT TO CONTINUED BOARD SERVICE. The Plan shall not be held or construed to confer upon any outside director any right to continued service on the Board of Directors of the Bank or the Company.

11. GOVERNING LAW. The Plan shall be construed, administered and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

12. TERM OF THE PLAN. The Plan shall remain in effect until the earlier of (i) termination by the Board or (ii) the fifth anniversary of the effective date of the Plan.

13. ADJUSTMENTS FOR BUSINESS REORGANIZATION, STOCK SPLIT OR STOCK DIVIDEND. In the event of a business reorganization, stock split, stock dividend or other event generally affecting the number of shares remaining to be paid in any calendar year to outside directors pursuant to paragraph 1, then such number of shares remaining to be paid in such calendar year shall be adjusted, as determined by the Board, to account for such event.

14.      EFFECTIVE DATE.  The Plan shall be effective as of January 1, 2001.


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